Exhibit 99.1

IPALCO ENTERPRISES, INC.
One Monument Circle
Indianapolis, Indiana 46204-2936

IPALCO ENTERPRISES, INC. ANNOUNCES COMPLETION OF TENDER OFFER AND PRIVATE DEBT OFFERING

INDIANAPOLIS, IN -- May 18, 2011--

IPALCO Enterprises, Inc. (the “Company”) announced today that its previously announced tender offer (the “Tender Offer”) to purchase for cash any and all of its $375 million aggregate principal amount of 8.625% Senior Secured Notes due 2011 (the “2011 Notes”) expired at 5:00 p.m., New York City time, on May 17, 2011.  Today, the Company accepted for purchase all of the 2011 Notes validly tendered and not validly withdrawn prior to the expiration of the Tender Offer, representing a total aggregate principal amount of approximately $331,090,000.

The pricing information for the Tender Offer was calculated as of 2:00 p.m., New York City time, on May 17, 2011, and is summarized in the table below:

Security Description	Maturity Date	Reference Security	Relevant Bloomberg Page	Fixed Spread	Reference Yield	Tender Offer Yield	Total Consideration (for each $1,000 principal amount)
8.625% Senior Secured Notes due 2011 (CUSIP No. 462613AD2)	November 14, 2011	1.00% Treasury Note due October 31, 2011	PX3	50 bps	0.090%	0.590%	$1,039.17

The detailed methodology for calculating the Total Consideration for validly tendered 2011 Notes is outlined in the Company's Offer to Purchase and related Letter of Transmittal, each dated May 10, 2011 (together, the “Tender Offer Materials”), which are available from the information agent as set forth below. In addition to the Total Consideration, the Company is also paying accrued and unpaid interest on the Notes purchased from the last interest payment date up to, but not including, today’s settlement date.

BofA Merrill Lynch acted as dealer manager for the tender offer. The tender agent and information agent was D.F. King & Co., Inc. Questions regarding the Tender Offer may be directed to BofA Merrill Lynch at 214 North Tryon Street, 17th Floor, Charlotte, North Carolina, 28225, Attn: Debt Advisory Services, (888) 292-0070 (toll-free), (980) 388-9217 (collect). Requests for the Tender Offer Materials may be directed to D.F. King & Co., Inc. at 48 Wall Street, 22nd Floor, New York, New York, 10005, (212) 269-5550 (for banks and brokers) or (800) 549-6697 (for all others).

The Company also announced today that it has completed its previously announced offering of $400 million of 5.00% Senior Secured Notes due 2018 (the “2018 Notes"). The Company used the net proceeds from the offering of the 2018 Notes to finance the settlement of the Tender Offer, to finance the future pending redemption of $43,910,000 aggregate principal amount of 2011 Notes that remained outstanding after the completion of the Tender Offer and to pay related fees and expenses.

The 2018 Notes were sold only to qualified institutional buyers in reliance upon Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, outside the United States, only to non-U.S. persons pursuant to Regulation S under the Securities Act. The 2018 Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from registration requirements under the Securities Act or any state securities laws.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor does it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Contact for Media Inquiries Only:  Connie Horwitz, Treasurer and Assistant Secretary
                                                                (317) 261-8670